                                                                    Exhibit 4.7





                      SUBSIDIARY SECURITY AGREEMENT


          SUBSIDIARY SECURITY AGREEMENT, dated as of November 18, 1994, made by SOMERVILLE LUMBER AND SUPPLY CO., INC., a Massachusetts corporation (the "Company"), in favor of CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY ("CIBC"), as Collateral Agent (in such capacity, together with any successor collateral agent, the "Collateral Agent"), for the benefit of the Collateral Agent, CIBC, as Administrative Agent (in such capacity, the "Administrative Agent"), The Bank of Nova Scotia, NationsBank of Texas, N.A. and the Bank of America National Trust and Savings Association, as Co-Agents (in such capacity, the "Co-Agents"), the banks and other financial institutions (the "Banks") from time to time parties to the Credit Agreement, dated as of November 18, 1994, among Payless Cashways, Inc., an Iowa corporation ("Payless"), the Collateral Agent, the Administrative Agent, the Co-Agents and the Banks (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") and Commerce Bank, N.A. and any other bank which shall hereafter issue commercial letters of credit pursuant to the Merchandise Letter of Credit Facility (as hereinafter defined) (the "Merchandise Letter of Credit Bank").
The Collateral Agent, the Administrative Agent, the Co-Agents, the Banks, and the Merchandise Letter of Credit Bank are collectively referred to herein as the "Secured Parties."


                              W I T N E S S E T H :
                              - - - - - - - - - -


          WHEREAS, pursuant to the Credit Agreement, the Secured Parties have severally agreed to make extensions of credit to Payless upon the terms and subject to the conditions set forth therein;

          WHEREAS, Payless and the Merchandise Letter of Credit Bank are parties to the Letter of Credit Issuance and Reimbursement Agreement dated as of November 18, 1994, as amended (as such agreement may be amended, supplemented, otherwise modified or replaced from time to time with the consent of the Required Banks, the "Merchandise Letter of Credit Facility"), pursuant to which the Merchandise Letter of Credit Bank makes available to Payless up to $15,000,000 of commercial letters of credit at any one time outstanding (the "Merchandise Letters of Credit");

          WHEREAS, the Company is a direct subsidiary of Payless;

          WHEREAS, the Company and Payless are engaged in related businesses and the Company will derive substantial direct and indirect benefit from the extensions of credit to Payless under the Credit Agreement; and

          WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Company shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties;

          NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, the Administrative Agent, the Co-Agents and the Banks to enter into the Credit Agreement and to induce the Banks to make their respective loans and to issue and participate in the letters of credit (the "Bank Letters of Credit") provided for under the Credit Agreement and to induce the Merchandise Letter of Credit Bank to issue the Merchandise Letters of Credit provided for under the Merchandise Letter of Credit Facility and for other good and valuable consideration receipt of which is hereby acknowledged, the Company hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

          1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein are so used as so defined; the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined:
Accounts, Chattel Paper, Documents, Equipment, Farm Products, General Intangibles, Instruments and Proceeds; and the following terms shall have the following meanings:

          "Code" means the Uniform Commercial Code as from time to time in effect in the State of New York.

          "Collateral" shall have the meaning assigned to it in Section 2 of this Security Agreement.

          "Contractor Receivables" means those certain commercial credit accounts sold by Payless and its Subsidiaries (and including any documents, instruments, chattel paper or intangibles evidencing any such transferred receivable or the transaction giving rise thereto) (i) pursuant to the terms of the GE Credit Program Documents or (ii) to any other Person pursuant to any similar contractual arrangement solely to the extent such an arrangement is permitted by Section 8.18 of the Credit Agreement.

          "Contracts" means all contracts of the Company listed on Schedule I and any interest rate swap, cap or other interest rate lending arrangement, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of the Company to receive moneys due and to become due to it thereunder or in connection therewith,
     (b) all rights of the Company to damages arising out of, or for, breach or default in respect thereof and (c) all rights of the Company to perform and to exercise all remedies thereunder.

          "GECC Receivables" means receivables (including any documents, instruments, chattel paper or intangibles evidencing any such transferred receivable or the transaction giving rise thereto) (i) payable to Monogram Credit Card Bank of Georgia pursuant to the terms of the GE Credit Program Documents arising out of private label credit card sales of merchandise or services made by Payless and its Subsidiaries or (ii) payable to or purchased by any other Person pursuant to the terms of any similar contractual arrangement solely to the extent such an arrangement is permitted by Section 8.18 of the Credit Agreement arising out of private label credit card sales of merchandise or services made by Payless and its Subsidiaries.

          "Liened Trademarks" has the meaning set forth in Section 5(q) hereof.

          "Guarantee Obligations" means "Obligations" as defined in the Somerville Guarantee.

          "Obligations" means all obligations and liabilities of the Company under the Subsidiary Guarantee.

          "Security Agreement" means this Security Agreement, as amended, supplemented or otherwise modified from time to time.

          "Trademarks" means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers owned by the Company, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise and (b) all renewals thereof.

          "Trademark License" means any agreement, written or oral, providing for the grant by or to the Company of any right to use any Trademark.

          "Vehicles" means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event, shall include, without limitation, the vehicles listed on Schedule III hereto and all tires and other appurtenances to any of the foregoing.


          2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Company hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the following property now owned or at any time hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"):

          (i) all Accounts (it being agreed that no Contractor Receivable, GECC Receivable or receivable the obligor on which is a Governmental Authority shall constitute Collateral for purposes of this Security Agreement);

         (ii)  all Chattel Paper;

        (iii)  all Contracts;

         (iv)  all Documents;

          (v) all Equipment (including, without limitation, mobile goods);

         (vi)  all General Intangibles;

        (vii)  all Instruments;

       (viii)  all Trademarks listed on Schedule II;

         (ix)  all Trademark Licenses listed on Schedule II;

          (x)  all Vehicles; and

         (xi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing;

but excluding any collateral subject to the liens in existence on the date hereof granted under the Prudential Real Estate Financing.

          3. Rights of Secured Parties; Limitations on Secured Parties' Obligations.

          (a) Company Remains Liable under Accounts and Contracts. Anything herein to the contrary notwithstanding, the Company shall remain liable under each of the Accounts and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account and in accordance with and pursuant to the terms and provisions of each such Contract. None of the Secured Parties shall have any obligation or liability under any Account (or any agreement giving rise thereto) or under any Contract by reason of or arising out of this Security Agreement or the receipt by such Secured Party of any payment relating to such Account or Contract pursuant hereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of the Company under or pursuant to any Account (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         (b) Notice to Account Debtors and Contracting Parties. Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, the Company shall notify account debtors on the Accounts and parties to the Contracts that the Accounts and the Contracts have been assigned to the Collateral Agent for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent. The Collateral Agent may in its own name or in the name of others communicate with account debtors on the Accounts and parties to the Contracts to verify with them to its satisfaction the existence, amount and terms of any Accounts or Contracts.

          (c) Analysis of Accounts. The Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Company shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith. At any time and from time to time, upon the Collateral Agent's request and at the expense of the Company, the Company shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

          (d) Collections on Accounts. The Collateral Agent hereby authorizes the Company to collect the Accounts and the

Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by the Company, shall be forthwith (and, in any event, within two Domestic Business Days) deposited by the Company in the exact form received, duly indorsed by the Company to the Collateral Agent if required, in a special collateral account maintained by the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by the Company in trust for the Secured Parties, segregated from other funds of the Company. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds constituting collections of Accounts while held by the Collateral Agent (or by the Company in trust for the Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by the Company and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent's election, the Collateral Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Obligations in such order as required by Section 9.2 of the Credit Agreement, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Collateral Agent to the Company or to whomsoever may be lawfully entitled to receive the same. At the Collateral Agent's request at any time when an Event of Default shall have occurred and is then continuing, the Company shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including, without limitation, all original orders, invoices and shipping receipts.

          4. Representations and Warranties. The Company hereby represents and warrants that:

          (a) Title; No Other Liens. Except for the Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and the other Liens permitted to exist on the Collateral pursuant to the Credit Agreement, the Company owns each item of the Collateral free and clear of any and all Liens or claims of others. The Company has not permitted any security agreement, financing statement or other public notice with respect to all or any part of the Collateral to be on file or of record in any public office, except such as may have been filed in favor of the Collateral Agent, for the benefit of the

     Secured Parties, pursuant to this Security Agreement or as may be permitted pursuant to the Credit Agreement.

          (b) Perfected First Priority Liens. Upon the filing in the proper locations of appropriate UCC financing statements, the Liens granted pursuant to this Security Agreement constitute perfected Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, which are prior to all other Liens on the Collateral (except for existing Liens on the Collateral to the extent permitted by Section 8.10(i) of the Credit Agreement and purchase money Liens to the extent permitted by
     Section 8.10(vi) of the Credit Agreement) created by the Company and in existence on the date hereof and which are enforceable as such against all creditors of and purchasers from the Company and against any owner or purchaser of the real property where any of the Equipment is located and any present or future creditor obtaining a Lien on such real property.

          (c) Accounts. Any amount which is at any time represented by the Company to the Banks as owing by each account debtor or by all account debtors in respect of the Accounts constituting part of the Collateral will at such time be the correct amount actually owing by such account debtor or debtors thereunder. No material amount payable to the Company under or in connection with any Account is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent. The Company keeps its records concerning all the Accounts at the locations listed on Schedule IV.

          (d) Contracts. No consent of any party (other than the Company) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Security Agreement. To the best of the Company's knowledge, each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by the Company or, to the best of the Company's knowledge, any other party thereto, other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature. Neither the Company nor (to the best of the Company's knowledge) any other party to any Contract is in default or is likely to become in default in the performance or observance of any of the terms thereof. The Company has fully performed all its obligations under each Contract. The right, title and interest of the Company in, to and under each Contract are not, to the best of the Company's knowledge, subject to any defense, offset, counterclaim or claim which would materially adversely affect the value of such Contract as Collateral, nor have any of the foregoing been asserted or alleged against the Company as to any Contract. The Company has delivered to the Collateral Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto. No amount payable to the Company under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

          (e) Equipment. As of the date hereof, the Equipment is kept at the locations listed on Schedule IV hereto.

          (f) Chief Executive Office. The Company's chief executive office and chief place of business is located at 2300 Main, Kansas City, Missouri 64141.

          (g) Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

          (h) Trademarks. Schedule II hereto includes all material Trademarks and Trademark Licenses owned by the Company in its own name as of the date hereof. To the best of the Company's knowledge, each such Trademark is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set forth in such Schedule, none of such Trademarks is the subject of any licensing or franchise agreement. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any such Trademark or the Company's ownership thereof. No action or proceeding is pending (i) seeking to limit, cancel or question the validity of any such Trademark, or (ii) which, if adversely determined, would have a material adverse effect on the value of any such Trademark or the Company's ownership thereof.

          (i) Vehicles. Schedule III is a materially complete and correct list of all Vehicles owned by the Company.

          (j) Governmental Obligors. On the Effective Date, less than $2,000,000 of the accounts receivable of the Company are owed to the Company by obligors which are Governmental Authorities.

          (k) Power and Authority; Authorization. The Company has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the Lien on the Collateral pursuant to, this Security Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the Lien on the Collateral pursuant to, this Security Agreement.

          (l) Enforceability. This Security Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by, general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (m) No Conflict. The execution, delivery and performance of this Security Agreement will not violate any provision of any Requirement of Law or Contractual Obligation of the Company and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Company pursuant to any Requirement of Law or Contractual Obligation of the Company, except as contemplated hereby, the effect of which would have a Materially Adverse Effect.

          (n) No Consents, etc. No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of the Company), is required in connection with the execution, delivery, performance, validity or enforceability of this Security Agreement, where the failure so to obtain or make would have a Materially Adverse Effect.

          (o) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or against any of its properties or revenues with respect to this Security Agreement or any of the transactions contemplated hereby, as to which there is a reasonable likelihood of a Materially Adverse Effect.

          5. Covenants. The Company covenants and agrees with the Secured Parties that, from and after the date of this Security Agreement until the Obligations and the Guarantee Obligations are paid in full in cash, the Merchandise Letters of Credit shall have expired or shall have been cancelled and the Commitments are terminated:

          (a) Further Documentation; Pledge of Instruments and Chattel Paper. At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Company, the Company will promptly and duly execute and deliver such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Company also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of the Company to the extent permitted by applicable law; provided the Collateral Agent delivers to the Company a copy of each financing or continuation statement so filed as promptly as possible after the filing thereof. A carbon, photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement for filing in any jurisdiction. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Security Agreement.

          (b) Indemnification. The Company agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay in complying with any Requirement of Law applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Security Agreement, but excluding any such liabilities, costs and expenses incurred by reason of the gross negligence or willful misconduct of the party seeking to be indemnified. In any suit, proceeding or action brought by any Secured Party under any Account or Contract for any sum owing thereunder, or to enforce any provisions of any Account or Contract, the Company will save, indemnify and keep such Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Company of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Company, but excluding any such liabilities, costs and expenses incurred by reason of the gross negligence or willful misconduct of the party seeking to be indemnified.

          (c) Maintenance of Records. The Company will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts. For the Secured Parties' further security, the Collateral Agent, for the benefit of the Secured Parties, shall have a security interest in all of the Company's books and records pertaining to the Collateral, and the Company shall make available any such books and records to the Collateral Agent or to its representatives during normal business hours at the request of the Collateral Agent.

          (d) Right of Inspection. The Secured Parties shall at all times have full and free access during normal business hours to all the books, correspondence and records of the Company, and the Secured Parties and their respective representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Company agrees to render to the Secured Parties at the Company's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Secured Parties and their representatives shall at all times also have the right to enter into and upon any premises where any of the Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

          (e) Compliance with Laws, etc. The Company will comply in all material respects with all Requirements of Law applicable to the Collateral or any part thereof or to the operation of the Company's business except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply with would not have a Materially Adverse Effect; provided that the Company must comply with any Requirement of Law which the failure to do so would adversely affect the Secured Parties' rights in the Collateral or the priority of their Liens on the Collateral.

          (f) Compliance with Terms of Contracts, etc. The Company will perform and comply in all material respects with all its obligations under the Contracts and all its other contractual obligations relating to the Collateral.

          (g) Payment of Obligations. The Company will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of its income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the Company is not required to do so pursuant to the Credit Agreement and (ii) such proceedings do not involve any material danger of the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

          (h) Limitation on Liens on Collateral. The Company will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Liens created hereby and other than as permitted pursuant to the Credit Agreement, and will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands of all Persons whomsoever.

          (i) Limitations on Dispositions of Collateral. Except as permitted under the Credit Agreement, the Company will not sell, transfer, lease or otherwise dispose of any of the Collateral.

          (j) Limitations on Modifications, Waivers, Extensions of Contracts and Agreements Giving Rise to Accounts. The Company will not (i) amend, modify, terminate or waive any provision of any Contract or any agreement giving rise to a material Account in any manner which could reasonably be expected to materially adversely affect the value of such Contract or Account as Collateral, (ii) fail to exercise promptly and diligently each and every material right which it may have under each Contract and material Account (other than any right of termination) or (iii) fail to deliver to the Collateral Agent a copy of each material demand, notice or document received by it relating in any way to any Contract or material Account.

          (k) Limitations on Discounts, Compromises, Extensions of Accounts. Other than in the ordinary course of business, the Company will not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partially, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

          (l) Maintenance of Equipment. The Company will maintain each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose.

          (m) Maintenance of Insurance. The Company will maintain the insurance required by Section 8.3 of the Credit Agreement.

          (n) Further Identification of Collateral. The Company will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

          (o) Notices. The Company will advise the Collateral Agent promptly, in reasonable detail, at the Collateral Agent's address set forth in the Credit Agreement, (i) of any Lien (other than Liens created hereby or permitted under the Credit Agreement) on, or claim asserted against, any of the Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder.

          (p) Changes in Locations, Name, etc. The Company will not (i) change the location of its chief executive office/chief place of business from that specified in Section 4(f) or remove its books and records from any location specified in Section 4(c), (ii) permit any of the Equipment to be kept in jurisdictions other than those listed on Schedule IV hereto or
     (iii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Security Agreement would become seriously misleading, unless it shall have given the Collateral Agent at least 30 days prior written notice thereof.

          (q)  Trademarks.    (i)  Except with respect to any Trademark that the
     Company shall reasonably determine is of negligible economic value to it, the Company (either itself or through licensees) will, with respect to any Trademark on which a Lien has been or shall be created pursuant to this Agreement (a "Liened Trademark"), (1) continue to use each Liened Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Liened Trademark in full force free from any claim of abandonment for non-use, (2) maintain as in the past the quality of products and services offered under such Liened Trademark, (3) employ such Liened Trademark with the appropriate notice of registration, (4) not adopt or use any mark which is confusingly similar or a colorable imitation of such Liened Trademark unless the Collateral Agent, for the benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Security Agreement, and (5) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Liened Trademark may become invalidated.

               (ii) The Company will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any Liened Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding the Company's ownership of any Liened Trademark or its right to register the same or to keep and maintain the same.

              (iii) Whenever the Company, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, the Company shall report such filing to the Collateral Agent within five Domestic Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Agent, the Company shall execute and deliver any and all agreements, instruments, documents, and papers as the Collateral Agent may request to create a security interest in favor of the Secured Parties in any such material Trademark and the goodwill and general intangibles of the Company relating thereto or represented thereby, and the Company hereby constitutes the Collateral Agent its attorney-in-fact to execute and file, in the event of the failure of the Company to do so, all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Obligations are paid in full and the Commitments are terminated and the Merchandise Letters of Credit shall have been cancelled or shall have expired.

               (iv) The Company will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof in which the applicable Liened Trademark is used by Payless, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Liened Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

                (v) In the event that any Liened Trademark included in the Collateral is infringed, misappropriated or diluted by a third party, the Company shall promptly notify the Collateral Agent after it learns thereof and shall, unless the Company shall reasonably determine that such Liened Trademark is of negligible economic value to the Company which determination the Company shall promptly report to the Collateral Agent, promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as the Company shall reasonably deem appropriate under the circumstances to protect such Liened Trademark.

          (r) Vehicles. The Company will maintain each Vehicle in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and will provide all maintenance, service and repairs necessary for such purpose. Promptly after the date hereof, and, with respect to any Vehicles acquired by the Company subsequent to the date hereof, within 60 days after the date of acquisition thereof, all applications for certificates of title indicating the Collateral Agent's first priority Lien on the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Collateral Agent shall deem advisable to perfect its Liens on the Vehicles.

          6.  Collateral Agent's Appointment as Attorney-in-Fact.

          (a) Powers. The Company hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, from time to time in the Collateral Agent's discretion, for the purpose of carrying out the terms of this Security Agreement where the Collateral Agent, in its sole discretion, determines that to do so is necessary or appropriate to protect its interest in all or any portion of the Collateral or the value thereof, to take any and all appropriate action and to execute any and all documents and instruments which the Collateral Agent, in its sole discretion, determines may be necessary or desirable to protect its interest in all or any portion of the Collateral or the value thereof, and, without limiting the generality of the foregoing, the Company hereby gives the Collateral Agent the power and right, on behalf of the Company, without notice to or assent by the Company, to do the following:

          (i) in the case of any Account, at any time when the authority of the Company to collect the Accounts has been curtailed or terminated pursuant to the first sentence of Section 3(d) hereof, or in the case of any other Collateral, at any time when any Event of Default shall have occurred and is continuing, in the name of the Company or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible or Contract or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account, Instrument, General Intangible or Contract or with respect to any other Collateral whenever payable;

         (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (except where the Company is not required to discharge such tax or Lien pursuant to the provisions of this Security Agreement or the Credit Agreement), to effect any repairs or any insurance called for by the terms of this Security Agreement or the Credit Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

        (iii) upon the occurrence and during the continuance of any Event of Default, (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Company with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) to assign any Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and the Company's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties' Liens thereon and to effect the intent of this Security Agreement, all as fully and effectively as the Company might do.

The Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

          (b) Other Powers. The Company also authorizes the Collateral Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 9 hereof, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

          (c) No Duty on Secured Parties' Part. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties' interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Company for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

          7. Performance by Collateral Agent of Company's Obligations. If the Company fails to perform or comply with any of its agreements contained herein and the Collateral Agent, as provided for by the terms of this Security Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum 2% above the CIBC Alternate Base Rate at the time of such failure to perform or comply, shall be payable by the Company to the Collateral Agent on demand and shall constitute Obligations secured hereby.

          8. Proceeds. In addition to the rights of the Secured Parties specified in Section 3(d) with respect to payments of Accounts, it is agreed that if an Event of Default shall occur and be continuing (a) upon demand by the Collateral Agent all Proceeds received by the Company consisting of cash, checks and other near-cash items shall be held by the Company in trust for the Secured Parties, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Collateral Agent in the exact form received by the Company (duly indorsed by the Company to the Collateral Agent, if required), and (b) any and all such Proceeds received by the Collateral Agent (whether from the Company or otherwise) may, in the sole discretion of the Collateral Agent, be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for, and/or then or at any time thereafter may be applied by the Collateral Agent against, the Obligations (whether matured or unmatured), such application to be in such order as required by Section 9.2 of the Credit Agreement. Any balance of such Proceeds remaining after the Obligations shall have been paid in full, the Commitment shall have been terminated and the Merchandise Letters of Credit shall have been cancelled or shall have expired shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

          9. Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations or the Guarantee Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived or released. The Company further agrees, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Company's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order, subject to the Inter-Facility Agreement, as required by Section 9.2 of the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Collateral Agent account for the surplus, if any, to the Company. To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

          10. No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any setoff or application of funds of the Company by any Bank, or the receipt of any amounts by any Secured Party with respect to any of the Collateral, the Company shall not be entitled to be subrogated to any of the rights of any Secured Party against Payless or against any other collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations or the Guarantee Obligations, nor shall the Company seek any reimbursement from Payless or any other Subsidiary of Payless in respect of payments made by the Company in connection with the Collateral, or amounts realized by any Secured Party in connection with the Collateral, until all amounts owing to the Secured Parties on account of the Obligations and the Guarantee Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations and the Guarantee Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Secured Parties, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Collateral Agent in the exact form received by the Company (duly indorsed by the Company to the Collateral Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as required by Section
9.2 of the Credit Agreement.

          11. Amendments, etc. with Respect to the Obligations and the Guarantee Obligations. The Company shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby, notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of any of the Obligations or the Guarantee Obligations made by any Secured Party may be rescinded by such Secured Party, and any of the Obligations or the Guarantee Obligations continued, and the Obligations or the Guarantee Obligations, or the liability of Payless or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement, the Notes, the Inter-Facility Agreement, the other Credit Documents and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Banks (or the Required Banks, as the case may be) may deem advisable from time to time, and any guarantee, right of offset or other collateral at any time held by any Secured Party for the payment of the Obligations or the Guarantee Obligations may be sold, exchanged, waived, surrendered or released. None of the Secured Parties shall have any obligation to protect, secure, perfect or insure any other Lien at any time held by it as security for the Obligations or the Guarantee Obligations or any property subject thereto. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations or the Guarantee Obligations and notice of or proof of reliance by any Secured Party upon this Security Agreement; the Obligations and the Guarantee Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Security Agreement; and all dealings between Payless and the Company on the one hand and the Secured Parties on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Security Agreement. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Payless or the Company with respect to the Obligations or the Guarantee Obligations.

          12. Limitation on Duties Regarding Preservation of Collateral. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Secured Parties nor any of its respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or otherwise.

          13. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

          14. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          15. Paragraph Headings. The paragraph headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          16.  No Waiver; Cumulative Remedies.   None of the Secured Parties
shall by any act (except by a written instrument pursuant to Section 17 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Secured Party any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law or at equity.

          17. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Company and the Collateral Agent, provided that any provision of this Security Agreement may be waived by the Collateral Agent in a written letter or agreement executed by the Collateral Agent or by telex or facsimile transmission from the Collateral Agent. This Security Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Secured Parties and their respective successors and assigns.
THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          18. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar writing) and shall be given to such party at its address or telex or telecopy number set forth on Schedule I to the Credit Agreement (or, in the case of the Company, as set forth under its signature below or) or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the Collateral Agent and the Company. Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by telex, with appropriate answerback to be received, (iii) by nationally recognized courier service or (iv) by telecopy, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address set forth on such signature pages and (ii) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number, as the case may be, specified in this Section and the appropriate answerback or confirmation is received.

          19. Authority of Collateral Agent. The Company acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and the Inter-Facility Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Company, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

          20. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THE COMPANY AND THE COLLATERAL AGENT HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SECURITY AGREEMENT AND THE COLLATERAL, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE COMPANY AND THE COLLATERAL AGENT. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, OF ANY FEDERAL COURT LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO THIS SECURITY AGREEMENT OR THE COLLATERAL. THE COMPANY HEREBY WAIVES THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE.

          21. Privity. Notwithstanding anything contained herein, in the other Credit Documents or elsewhere to the contrary, no Merchandise Letter of Credit Bank shall be entitled to the benefits of this Security Agreement until such time as such Merchandise Letter of Credit Bank has agreed in writing to be bound by the terms hereof and of the Inter-Facility Agreement and to appoint the Collateral Agent to act as collateral agent on its behalf.

          IN WITNESS WHEREOF, the Company and the Collateral Agent has caused this Security Agreement to be duly executed and delivered as of the date first above written.


                                            SOMERVILLE LUMBER AND SUPPLY CO.,
                                            INC.


                                            By: s/Stephen A. Lightstone
                                                ----------------------------
                                                Title: Treasurer

                                            2300 Main
                                            Kansas City, Missouri 64141
                                            Telecopy number:

                                            CANADIAN IMPERIAL BANK OF
                                            COMMERCE, NEW YORK AGENCY, as
                                            Collateral Agent


                                            By: s/Marybeth Ross
                                                ----------------------------
                                                Title: Authorized Signatory